Exhibit 99.5

[Letterhead of Dealer, Bank, Trust Company or Nominee]

[       ], 2009

To our clients:

        Enclosed are the prospectus and other materials relating to a Rights Offering by Attunity Ltd.  Please carefully review the prospectus, which describes how you can participate in the Rights Offering. You will be able to exercise your subscription rights to purchase additional ordinary shares only during a limited period. You will find answers to some frequently asked questions about the Rights Offering beginning on page [11] of the prospectus. You should also refer to the detailed Instructions as to Use of Subscription Certificates, which is attached to this letter. You may revoke your exercise of your subscription rights at any time prior to the expiration of the Rights Offering.

        The following is a summary of the terms of the Rights Offering:

—	You will receive [__] of a non-transferable subscription right for each ordinary share you hold of record at the close of business on [_________], 2009. Attunity Ltd. will not issue fractional subscription rights or cash in lieu of fractional subscription rights. Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as Attunity Ltd. may determine in its sole discretion are necessary to ensure it will offer 10,000,000 ordinary shares in the Rights Offering.

—	You may purchase one ordinary share, par value NIS 0.1 of Attunity Ltd. for each whole subscription right you receive at a subscription price of $0.12 per share.

—	If you exercise in full the subscription rights issued to you, you may subscribe for additional ordinary shares through the oversubscription right, as more fully described in the prospectus.

—	You will also receive, at no cost a warrant exercisable at $0.12 per share, subject to adjustment, to purchase ordinary shares at a rate of one such warrant for each two ordinary shares purchased pursuant to the exercise of basic subscription right and oversubscription right. Each warrant will entitle you to purchase one ordinary share, subject to adjustments.

—	The Rights Offering will expire at 5:00 p.m., Eastern Time, on [_____], 2009. If you do not exercise your subscription rights before that time, they will expire and will have no monetary value. You may revoke your exercise of your subscription rights at any time prior to the expiration of the Rights Offering.

        THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF ORDINARY SHARES HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any ordinary shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed prospectus and other materials. However, we urge you to read the prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

         Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date, so you are encouraged to forward your instructions to us before the Expiration Date to allow us ample time to act upon your instructions. Once you have exercised your basic subscription right and your oversubscription right, such exercise may only be revoked in accordance as indicated in “The Subscription Rights Offering – Revocation” in the Prospectus.  If after instructing us to exercise subscription rights on your behalf you decide you want to revoke such exercise, you should so instruct us in writing immediately so that we timely revoke such exercise.

        If you wish to have us, on your behalf, exercise the Subscription Rights for any ordinary shares to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form attached to this letter.

         With respect to any instructions to exercise (or not to exercise) subscription rights, the enclosed Beneficial Owner Election Form must be completed and returned such that it will be actually received by us by 5:00 p.m., Eastern Time, on [____________], 2009, the last business day prior to the scheduled expiration date of the Rights Offering of [___________], 2009.

        Please indicate whether you wish to receive a separate subscription rights certificate issued to you by checking the appropriate box.

☐ Yes     ☐ No

        If you have any questions concerning the Rights Offering, please feel free to contact us at [___________].

Very truly yours, [___________]